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                                                                     EXHIBIT 5.1

                                                                          (MAYER
                                                                           BROWN
                                                                           ROWE
                                                                           & MAW
                                                                           LOGO)

September 15, 2006                                  Mayer, Brown, Rowe & Maw LLP
                                                           71 South Wacker Drive
                                                    Chicago, Illinois 60606-4637

                                                         Main Tel (312) 782-0600
                                                         Main Fax (312) 701-7711
                                                          www.mayerbrownrowe.com

CommVault Systems, Inc.
2 Crescent Place
Oceanport, NJ 07757

Re:  Registration Statement on Form S-1
     File No. 333-132550

Ladies and Gentlemen:

     We have acted as counsel to CommVault Systems, Inc., a Delaware corporation (the "Company"), in connection with the corporate proceedings (the "Corporate Proceedings") taken and to be taken relating to the public offering by the Company and by certain stockholders of the Company of up to 12,777,778 shares of the Company's common stock, $0.01 par value per share (the "Common Stock"). We have also participated in the preparation of the Company's Registration Statement on Form S-1 (File No. 333-132550) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to such Shares. The Company will offer and may sell up to 6,148,148 of such shares of Common Stock pursuant to the Registration Statement (the "Primary Shares") and up to 6,629,630 of such shares of Common Stock will be offered and may be sold by certain selling stockholders pursuant to the Registration Statement (the "Secondary Shares"). Certain of the Secondary Shares will be issued to the selling stockholders upon conversion of the outstanding shares of the Company's preferred stock (the "Conversion"). In rendering the opinion set forth below, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

     Based upon the foregoing, we are of the opinion that:

     1. Upon completion of the Corporate Proceedings, the Primary Shares will have been duly authorized and, when the Primary Shares are delivered in accordance with the Underwriting Agreement in substantially the form filed as
Exhibit 1.1 to the Registration Statement and the Corporate Proceedings, will be validly issued, fully paid and non-assessable.

     2. The Secondary Shares which are currently outstanding ware validly issued, fully paid and non-assessable.


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CommVault Systems, Inc.
September 15, 2006
Page 2

     3. Upon completion of the Corporate Proceedings, the Secondary Shares which will be issued in the Conversion will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                             Very truly yours,



                                             /s/ Mayer, Brown, Rowe & Maw LLP

                                             Mayer, Brown, Rowe & Maw LLP